UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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InfuSystem Holdings, Inc.
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April 4, 2022

Dear Fellow Shareholders:

2021 was a year of transformation – building the foundation for sustainable long-term growth in facilitating care for patients from clinic to home while navigating the business through the challenges of the ongoing pandemic. Our team’s dedication and hard work was never more evident as they met all the challenges day-in-and-day-out to ensure our patients and providers had the highest level of service to deliver uninterrupted medical treatments. I am incredibly grateful for their commitment, and I want to thank our team for their outstanding efforts.

We are building the Company into a leading healthcare service provider with unique business offerings helping patients to live longer and healthier lives with our two service platforms, Integrated Therapy Services ("ITS") and Durable Medical Equipment Services ("DME Services"). Our team serves more than 7,000 sites of care across all our services with a fleet of more than 100,000 mobile medical devices and we have approximately 770 in-network health insurance plans covering over 95% of the U.S. I believe this puts us in a position of strength to quickly adapt to industry dynamics and drive future growth for years to come.

Looking back on 2021, we achieved some significant milestones despite the headwinds – due to our team's success.

•We delivered record revenue surpassing $100 million for the first time in company history. Revenue for the full year 2021 was $102.4 million, representing growth of 15% on a three-year CAGR.
•We secured a new $75 million revolving credit facility providing additional liquidity and financial flexibility.
•Acquired FilaMed and OB Healthcare, two biomedical service companies to expand and enhance our DME Service capabilities to enter the acute care market.
•We made strategic investments to build our sales teams in Pain Management and Wound Care with industry-leading sales professionals and added highly qualified biomedical service technicians for the hospital market.
•Launched our fourth ITS therapy – Lymphedema, with plans to target our oncology and acute care customers.
•Signed an exclusive Pain Management agreement with a leading U.S. health care provider with more than 12 million members.

Our motto is Safe, Smart and Trusted, and for more than 30 years, we have worked hard to build a culture that embodies that the patient is at the center of everything we do. We are seen as a company with unique skills to solve problems and facilitate quality care, whether that involves our ITS turnkey solutions or our DME Services suite of products and services.

The acquisitions we made in early 2021 are positioning our DME Services business segment to have growth potential on par with our ITS business segment. Leveraging the unique skills we have developed over the last 30 years, coupled with their unique skill sets, we are targeting acute care with a large total addressable market. We believe there is an opportunity to better serve hospitals in North America that utilize millions of mobile medical devices with our suite of a la carte services. We are focusing on large new opportunities to provide annual maintenance, repairs, and inventory management services.

Our ITS business segment is a unique and scalable, high-service turnkey offering and last-mile solution in a growing number of therapies, currently Oncology, Pain Management, and Wound Care with Lymphedema coming in 2023. We expect our new sales professionals to add new customers to expand our market share and drive growth in our therapies that facilitate outpatient care. The total addressable market in ITS is approximately $800 million, excluding Lymphedema.

We enter 2022 with a relentless focus on executing our strategic plans for solid double-digit top-line growth in our ITS and DME Services business platforms by leveraging our existing services and the investments we made in them last year. Strong emphasis will be put on our three growth drivers, Biomedical Services, Pain Management, and Wound Care as we bolster the product offerings in each service to help our expanded sales teams deliver revenue growth for years to come.

Looking ahead, we are fully committed to our growth strategy and its execution, and I am extremely excited for the future of InfuSystem as we have multiple growth opportunities that we are well-positioned to capitalize on that will create value for our loyal shareholders. We have built a solid and experienced team with a patient-first culture that is transforming the
3851 West Hamlin Road, Rochester Hills, MI 48309
TOLL FREE 800.962‐9656 FAX 913.455.4338 www.infusystem.com

Company for long-term success by expanding our market opportunities in acute care and facilitating clinic-to-home services. Our team’s commitment to excellence gives me great optimism and I am proud to be part of this team.

On Behalf of the Board of Directors and Management,

Richard A. DiIorio
CEO
3851 West Hamlin Road, Rochester Hills, MI 48309
TOLL FREE 800.962‐9656 FAX 913.455.4338 www.infusystem.com

InfuSystem Holdings, Inc.
3851 W. Hamlin Road
Rochester Hills, MI 48309

Notice of Annual Meeting of
Stockholders To Be Held on May 17,
2022
Virtual Annual Meeting of Stockholders - Online Meeting Only - No Physical Meeting Location

April 4, 2022

To the Stockholders of InfuSystem Holdings, Inc.:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of InfuSystem Holdings, Inc., a Delaware corporation (the “Company”), will be held virtually on Tuesday, May 17, 2022, commencing at 9:00 a.m. Eastern Time. You can attend the Annual Meeting online, vote your shares, and submit questions during the meeting by visiting meetnow.global/M5S5JUS.

At the Annual Meeting, stockholders will be asked to vote on the following:

1)to elect seven individuals to the Company’s Board of Directors to serve until the Company’s 2023 Annual Meeting (and until their successors are duly elected and qualified);

2)to approve, by advisory vote, the compensation of our named executive officers;

3)to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

4)to consider and act on such matters as may properly come before the Annual Meeting and any postponement or adjournment thereof.

This Notice of Annual Meeting, the proxy statement for the Annual Meeting and our 2021 Annual Report are first being mailed to our stockholders on or about April 4, 2022.

Your vote is extremely important. Even if you plan to attend the Annual Meeting online, we request that you vote your shares by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting via the Internet or by telephone following the instructions provided on the enclosed proxy card. Only the latest validly executed proxy that you submit will be counted and any proxy may be revoked at any time prior to the applicable deadline as described in the accompanying proxy statement.

Only stockholders of record at the close of business on March 21, 2022 will be entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. If you are the beneficial owner of shares of our common stock held in "street name," you will receive voting instructions from your broker, bank or other nominee (the stockholder of record), which will provide you with details as to how to vote those shares if you wish to do so. You must follow the instructions provided by your broker, bank or other nominee in order for your shares to be voted, and your broker is required to vote your shares in accordance with your instructions. A list of our stockholders of record will be made available electronically during the meeting at meetnow.global/M5S5JUS.

BY ORDER OF THE BOARD OF DIRECTORS:

Jeanie Latz
Corporate Secretary
InfuSystem Holdings, Inc.

You may vote your shares in advance via the Internet or by telephone or by completing, signing, dating and mailing your proxy card. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy before the applicable deadlines. If you attend the meeting online, you may choose to vote your shares at meetnow.global/M5S5JUS and any previously submitted proxy will not be used. If you hold shares through a broker, bank or other nominee, please check the voting instructions used by that broker, bank or nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2022: THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2021 ANNUAL REPORT ARE AVAILABLE AT http://infusystem.com.

InfuSystem Holdings, Inc.
3851 W. Hamlin Road
Rochester Hills, MI 48309
PROXY STATEMENT

This proxy statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board” or “Board of Directors”) of InfuSystem Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders to be held on Tuesday, May 17, 2022, commencing at 9:00 a.m. Eastern Time, and at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. We are holding our annual meeting solely by means of remote communication. You can attend the Annual Meeting online, vote your shares, and submit questions during the meeting by visiting meetnow.global/M5S5JUS. This proxy statement and the accompanying materials are being first sent or given to stockholders of the Company on or about April 4, 2022.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING PROCEDURES

Who Can Vote?

The close of business on March 21, 2022 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as of the Record Date are entitled to the notice and to vote at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote per share on each matter presented to the stockholders for approval at the Annual Meeting. On the Record Date, there were 20,567,517 shares of Common Stock outstanding and entitled to vote.

Shareholders at the close of business on the Record Date may examine a list of all shareholders as of the Record Date for any purpose germane to the Annual Meeting for 10 days preceding the meeting, at our offices at 3851 W. Hamlin Road, Rochester Hills, Michigan 48309 and electronically during the meeting at meetnow.global/M5S5JUS when you enter the control number included on your proxy card or voting instruction form.

How Do I Vote My Shares Prior to the Meeting?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “stockholder of record” or “registered stockholder” of those shares and this proxy statement and the accompanying materials are being sent directly to you by the Company.

If you are a stockholder of record, you can vote your shares in advance of the Annual Meeting by using the Internet at www.investorvote.com/INFU, or by telephone at +1 (800) 652-VOTE (8683) or by completing and returning the enclosed proxy card by mail.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

Even if you plan to attend the Annual Meeting online, we strongly urge you to vote in advance by proxy by completing, signing, dating and returning the enclosed proxy card in the postage paid self-addressed envelope or by voting via the Internet or by telephone following the instructions provided on the enclosed proxy card.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the “beneficial owner” of shares held in street name (also called a “street name” holder), and this proxy statement and the accompanying materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you should have received different voting instructions from your broker, bank or other nominee as to how to vote such shares if you wish to do so. These instructions should indicate if Internet or telephone voting is available and, if so, provide details regarding how to use those systems to vote your shares.

In order to vote, you will need the control number included on your proxy card or voting instruction form. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number. If you submit your proxy by Internet or telephone, you do not need to return a proxy card. You can vote by any of the methods above prior to the meeting and still attend the virtual Annual Meeting.

How Do I Vote During the Meeting?

You may also vote during the virtual Annual Meeting by visiting meetnow.global/M5S5JUS and following the instructions. You will need the control number included on your proxy card or voting instruction form. In all cases, a vote at the Annual Meeting will revoke any prior votes.

What Is the Recommendation of the Board of Directors?

The Board of Directors recommends that you vote as follows: (i) "FOR" each of the seven director nominees of the Board of Directors; (ii) "FOR" the approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers as disclosed in these materials; and (iii) "FOR" ratification of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.

How May I Change My Vote or Revoke My Proxy?

If you hold shares of the Company’s Common Stock in your name, you may revoke a properly executed or authorized proxy by: (i) an Internet or telephone vote subsequent to the date shown on the previously executed and delivered proxy or the date of a prior Internet or telephonic vote (and prior to 11:59 p.m. Eastern Time on the day prior to the Annual Meeting); (ii) mailing a later-dated, properly executed and delivered proxy in accordance with the instructions thereon which is received prior to the applicable deadline; or (iii) delivering a written revocation to our Corporate Secretary no later than the day prior to the date of the Annual Meeting. Stockholders of record may also revoke their proxies by attending the virtual Annual Meeting and voting your shares by visiting meetnow.global/M5S5JUS and following the instructions. If stockholders of record only attend the virtual Annual Meeting but do not vote, their proxies will not be revoked.

If you hold shares of the Company’s Common Stock in a stock brokerage account or by a broker, bank or other nominee, you must contact the broker, bank or other nominee and comply with the broker’s procedures if you want to revoke or change the instructions previously given.

How Do I Vote My Shares Held in Street Name?

If your shares are held in a stock brokerage account or by a broker, bank or other nominee (also called a “street name” holder), you are considered the “beneficial owner” of shares held in street name, and this proxy statement and the accompanying materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account by returning the voting instruction form to your broker, bank, or other nominee or as otherwise provided on the voting instruction form.

If you do not provide instructions to the broker, that firm will generally only be able to vote your shares with respect to “routine” matters. Please note that pursuant to applicable broker voting regulations, the only routine matter for the Annual Meeting and the only matter for which brokers will have the discretion to vote, is Proposal 3 (Ratification of Independent Registered Public Accounting Firm). Your broker must have proper instructions from you in order to vote with respect to Proposal 1 (Election of Directors); and Proposal 2 (Advisory Vote on Executive Compensation).

What Constitutes a Quorum?

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Your shares will be counted towards the quorum if you vote by mail, by telephone, or through the Internet by the deadlines described above or vote at the virtual Annual Meeting, even if you wish to abstain from voting on some or all matters introduced at the meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

How Many Votes Must Each Proposal Receive to be Adopted?

The vote required, and the effect of abstentions and broker non-votes with respect to each proposal, is as follows:

Proposal 1

The Company’s Amended and Restated Bylaws provide for majority voting in uncontested director elections. In order to be elected in an uncontested election, each of the Company’s seven nominees for election to the Board of Directors (Proposal 1) must receive a majority of the votes cast for that director. You may vote in favor or withhold your vote with respect to each individual nominee. If an incumbent director is not elected in an uncontested election due to a failure to receive a majority of the votes cast by the shares of the Company’s Common Stock issued and outstanding as of the Record Date that are present, in person or by proxy, and entitled to vote and his or her successor is not otherwise elected and qualified, the director must promptly offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation. The Board of Directors will then either accept or reject such resignation. “Votes cast” for a director include votes “for” that director’s election and votes to withhold authority with respect to that director’s election and excludes abstentions and broker non-votes with respect to that director’s election. Abstentions, broker non-votes and failures to vote will have no effect on the outcome of the election of directors.

Proposal 2

The proposal to approve, by advisory vote, the compensation paid to our named executive officers (Proposal 2) will require the affirmative vote of a majority of the shares of the Company’s Common Stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote thereon. Abstentions will be treated as votes “against” the proposal. Broker non-votes and failures to vote will have no effect on the outcome of the vote.

Proposal 3

The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 3) will require the affirmative vote of a majority of the shares of the Company’s Common Stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote thereon. Abstentions will be treated as votes “against” the proposal. As discussed above, this proposal is a routine matter; therefore, broker non-votes are not expected to occur with respect to this proposal. Failures to vote will have no effect on the outcome of the vote.

How Will the Proxies Be Voted?

UNLESS OTHERWISE SPECIFIED, AS PERMITTED BY APPLICABLE LAW AND STOCK EXCHANGE RULES, THE PROXIES WILL BE VOTED AT THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF:

I.FOR THE ELECTION OF THE SEVEN INDIVIDUALS NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2023 ANNUAL MEETING OF STOCKHOLDERS (AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED);

II.FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND

III.FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

IN THE DISCRETION OF THE PROXY HOLDERS, THE PROXIES WILL ALSO BE VOTED FOR OR AGAINST SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. MANAGEMENT IS NOT AWARE OF ANY OTHER MATTERS TO BE PRESENTED FOR ACTION AT THE ANNUAL MEETING.

How May I Attend the Annual Meeting?

The Company will be hosting the Annual Meeting online. A summary of the information you need to attend online is provided below.

•Any holder of record as of the close of business on the Record Date, may attend and vote at the Annual Meeting by visiting meetnow.global/M5S5JUS. If you want to vote during the Annual Meeting any shares you hold in street name, you must obtain instructions from your broker, bank or other nominee.

•We encourage you to access the Annual Meeting online prior to its start time.

•Shareholders may vote electronically and submit questions online while attending the Annual Meeting.

•Please have the control number we have provided to you to join the Annual Meeting.

When Will the Voting Results Be Announced?

The preliminary voting results are expected to be announced at or shortly following the Annual Meeting. We will report the final voting results, or the preliminary voting results if the final voting results are unavailable, in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of this Form 8-K by visiting the SEC's website at www.sec.gov or our website at www.infusystem.com under the section titled "Investor Relations” and subsection “SEC Filings."

Who Do I Contact if I Have any Questions or Require Assistance?

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact:

(Regular Mail)	(Overnight Mail):
Proxy Services	Computershare Investor Services
C/O Computershare Investor Services	462 South 4th Street Suite 1600
P.O. BOX 505008	Louisville, KY 40202
Louisville, KY 40233-9814
Call Toll-Free at: +1 (800) 522-6645

For stockholders holding shares through brokers, banks or other nominees, please contact your broker, bank or other nominee for assistance.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will consider and vote upon the election of seven directors. Our bylaws provide that the total number of authorized directors shall be fixed from time to time by the Board of Directors. The Board of Directors has fixed such number of directors at seven, and the Board of Directors has nominated Ralph Boyd, Richard DiIorio, Paul Gendron, Carrie Lachance, Gregg Lehman, Christopher Sansone, and Scott Shuda for election as directors of the Company. Other than Mr. Boyd, who is newly nominated to serve as a director, each of the other nominees are current directors. Mr. Darrell Montgomery, also a current director, is not standing for re-election to the Board at the Annual Meeting. These seven nominees for election to the Board of Directors, if elected, will serve until the 2023 Annual Meeting and until their successors are duly elected and qualified.

We urge you to vote "FOR" each of Ralph Boyd, Richard DiIorio, Paul Gendron, Carrie Lachance, Gregg Lehman, Christopher Sansone, and Scott Shuda.

The table set forth below lists the names and ages of each of our seven nominees to the Board of Directors. Each director elected will serve a one-year term and hold office until the next annual meeting of shareholders and such director’s successor has been elected and qualified or such director’s earlier death, resignation or removal.

Each nominee has consented to being named in this proxy statement and to serve on the Board of Directors if elected. If any nominee becomes unavailable to serve for any reason as a director at the time of the Annual Meeting, which is not expected, the Board of Directors will eliminate the Board position effective at the Annual Meeting or the proxy holders will vote the proxies in their discretion for the nominee designated by the Board of Directors to fill the vacancy unless otherwise instructed by a stockholder.

Name	Age	Position
Ralph Boyd	65	Nominee
Richard DiIorio	47	Director
Paul Gendron	60	Director
Carrie Lachance	45	Director
Gregg Lehman	75	Director
Christopher Sansone	47	Director
Scott Shuda	56	Director, Chairman

Ralph F. Boyd (Director Nominee). Ralph F. Boyd has been President & CEO of SOME, Inc., a nonprofit developer, owner, operator, and provider of affordable housing, clinical healthcare and human services, food insecurity and emergency services, and employment training since April 2020. Mr. Boyd has also served as a governance and strategy consultant to the Company since February 2022. Previously he has held positions with The Urban Land Institute. He was Senior Resident Fellow for Leadership and Strategy/Global from August 2018 to March 2020, and Chief Executive Officer/ULI Americans from July 2017 to July 2018. Mr. Boyd was the Chief Executive Officer of the American Red Cross/Massachusetts Region from 2014 to 2017. He holds a Juris Doctor degree from Harvard Law School and a Bachelor of Arts in Political Science from Haverford College.
Mr. Boyd brings a background in governance, risk management and financial reporting. He currently serves as a director of Sandy Spring Bancorp (NASDAQ: SASR) where he chairs the compensation committee and is a member of the executive and nominating committees. He has served on for-profit and not-for-profit boards throughout his career including DirecTV Group Inc. (formerly NASDAQ; DTV) where he chaired the audit committee and served on the nominating and governance committee.

Richard A. DiIorio (Director). Richard A. DiIorio, who joined the Company in 2004, was appointed the Company’s President and Chief Executive Officer and member of the Board of Directors on November 15, 2017. He served as President until March 2021, at which time Ms. Lachance was appointed President, and Mr. DiIorio continued to serve as Chief Executive Officer. Previously, he served as the Company’s Executive Vice President and General Manager of Oncology from May 2017 to November 2017 and as a member of the Office of the President. Mr. DiIorio also held, within the Company, the previous positions of Vice President of Oncology Sales, Regional Vice President-Eastern Region and Territory Manager. Before joining the Company, he also held various sales and sales leadership roles at Stryker, Novartis, and Thermo Scientific. Mr. DiIorio holds a Bachelor of Science degree in biology from Boston College.

With over 20 years of successful healthcare experience, Mr. DiIorio brings extensive expertise in sales, customer service, product launch and market knowledge focused on driving growth within the infusion market. Mr. DiIorio currently serves on the board of Dignitana, a Swedish medical technology company.

Paul A. Gendron (Director). Paul A. Gendron has been a member of the Board of Directors since May 15, 2019. Mr. Gendron also served as a financial consultant to the Company from January 2019 until his election to the Board. He previously was a client service partner with PriceWaterhouseCoopers LLP where he held various leadership roles including North Texas Market Assurance Leader, U.S. Assurance Talent Transformation Leader, and Southwest Region Technology Practice Risk Management Leader. In his Market Assurance Leader role, Mr. Gendron lead the Assurance practice in the Dallas, Fort Worth, Austin and Little Rock offices, providing services in internal and external audit, risk and information technology assurance, and accounting and capital markets advisory. Mr. Gendron is a CPA and holds a Bachelor of Business Administration in Accounting degree from the University of Texas at Austin. He has served on non-profit boards during his career as well as the Accounting Advisory Council at the University of Texas at Austin.

Mr. Gendron brings over 30 years of public accounting experience at PriceWaterhouseCoopers LLP, including 22 years as audit partner, where he served global public and private multibillion-dollar corporations. His areas of strength include board governance, audit project management, risk management, executive management, public offerings, and mergers and acquisitions.

Carrie A. Lachance (Director). Carrie A. Lachance joined the Company in September 2010 and has held multiple positions with the Company. She was promoted to President and Chief Operating Officer in March 2021. She previously served as Executive Vice President and Chief Operating Officer from October 2019 to March 2021; Senior Vice President of Clinical and Customer Services from October 2018 to October 2019; Vice President of Clinical and Customer Services from December 2017 to October 2018 and Director of Clinical Resources until December 2017. Ms. Lachance began her career as a registered nurse and is also a certified infusion nurse. She holds a Bachelor of Science in Nursing and Master’s in Business Administration-Management from Rivier University.

With over 25 years in the health care industry, Ms. Lachance brings extensive experience in healthcare operations and expertise in clinical and customer service.

Gregg O. Lehman (Director). Gregg O. Lehman has been a member of the Company's Board of Directors since May 8, 2014. He served as Vice Chairman of the Board from December 2018 to May 2021. Prior to his appointment as Vice Chairman, Dr. Lehman served as Chairman of the Board from March, 2018 until December 2018, and as Executive Chairman and head of the Office of the President from May 2017 to March 2018. Previous to both of those appointments, he served as Chairman of the Board. Dr. Lehman currently serves as Chief Executive Officer of EB Employee Solutions, LLC, a company that provides a fully integrated employer portal that includes health benefit cost reduction/wellness strategies. He is also the President of Lehman Ventures LLC. Dr. Lehman has a Doctorate in business and finance and a Master of Science degree in higher education administration, with a minor in finance and economics from Purdue University and a Bachelor of Science in business management and marketing from Indiana University.

Dr. Lehman brings 40 years of experience as a senior executive to both public and private companies. He served previously as CEO and board member of HealthFitness Corporation and MGC Diagnostics, both publicly held companies. He has served in positions of board chairman; chair of compensation committees; and member of nominating and governance committees.

Christopher R. Sansone (Director). Christopher R. Sansone has been a member of the Company's Board of Directors since June 22, 2017. Mr. Sansone brings experience and perspective as an analyst and as a managing partner and founder of Sansone Advisors, LLC and Sansone Capital Management, LLC (collectively, the “Sansone Group”), providers of investment management services. Prior to founding the Sansone Group, Mr. Sansone held various roles involving small capitalization companies, primarily as an analyst and proprietary trader for Robotti & Company, LLC, a broker-dealer specializing in small- and micro-capitalization equities. Mr. Sansone previously served as a director on the boards of EDAC Technologies and Decorator Industries. Mr. Sansone holds a Bachelor of Science in economics from Pace University.

Mr. Sansone brings 20 years of extensive investment experience as a managing partner and founder of investment services companies and other various executive leadership roles throughout his career. He currently serves as a Managing Partner of the Sansone Group and is one of the Company’s largest stockholders.

Scott A. Shuda (Director, Chairman). Scott A. Shuda has been a member of the Company’s Board of Directors since September 7, 2016 and was elected Chairman of the Board effective December 19, 2018. Mr. Shuda is a Managing

Director and Co-founder of Meridian OHC Partners, LP (“Meridian”) and BlueLine Partners, LLC (“BlueLine”), investment firms that focus on publicly listed technology and healthcare companies. Mr. Shuda is also the founder of Breakout Investors, a social network stock research platform focusing on small cap and microcap campanies with catalysts. Mr. Shuda has served as a director of Iridex Corporation (NASDAQ: IRIX), a global leader in ophthalmic laser systems since 2019 and was elected chairman of the board effective June 24, 2020. He also serves as chairman of the compensation committee and is a member of the audit and nominating & governance committees. He previously served on the Iridex Board from 2012 to 2017. Mr. Shuda holds both a Juris Doctor degree and a Master of Business Administration degree from Georgetown University.

Mr. Shuda has extensive experience with small public companies particularly those within the medical devices industry. He brings more than 20 years of professional experience in law, technology and entrepreneurial endeavors, including transactions that range from initial public offerings and venture financings to mergers and acquisitions. Mr. Shuda also serves as the Managing Director of TSV Investment Partners, LLC (“TSV”), which is the sole general partner of Meridian and a large Company stockholder.

Director Independence

The Board of Directors has considered the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the listing standards of the NYSE American LLC. Based upon information solicited from each director and nominee, the Board of Directors has affirmatively determined that each of the directors is “independent” within the meaning of NYSE American LLC’s director independence standards, except for: (i) Mr. DiIorio, who currently serves as the Company's Chief Executive Officer; and (ii) Ms. Lachance who currently serves as the Company's President and Chief Operating Officer. Mr. Gendron provided financial consulting services to the Company from January 2019 until his election to the Board, and Mr. Boyd has provided governance and strategy consulting services to the Company since February 2022. In determining that Mr. Gendron and Mr. Boyd are independent, the Board considered the consulting arrangements and determined that these arrangements did not interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” RALPH BOYD, RICHARD DIIORIO, PAUL GENDRON, CARRIE LACHANCE, GREGG LEHMAN, CHRISTOPHER SANSONE, AND SCOTT SHUDA FOR ELECTION AS MEMBERS OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2023 ANNUAL STOCKHOLDERS MEETING AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Board of Directors and Committees of the Board of Directors

The Board of Directors has responsibility for the overall governance of the Company. The Board of Directors held a total of 13 meetings during the fiscal year ended December 31, 2021. Each director attended at least 75% of the meetings held by the Board of Directors and of the meetings of each committee on which such director served (or portion of the fiscal year during which he served as a director or committee member). In addition to regularly scheduled meetings, the directors discharge their responsibilities through telephonic meetings and other communications with each other and the executive officers. At each of the regularly scheduled meetings of the Board of Directors held during fiscal year ended December 31, 2021, the independent directors had the opportunity to hold an executive session. The Board has no policy regarding director attendance at annual meetings of stockholders, although all members of the Board attended the 2021 Annual Meeting.

Committees. The Board of Directors has established three standing committees, an Audit Committee, a Nominating and Governance Committee and a Compensation Committee, each of which is comprised entirely of Independent Directors and reports to the Board of Directors. From time to time during the assessment of certain strategic opportunities, the Board may establish a Special Committee comprised wholly of Independent Directors.

Leadership Structure. The Company currently has different individuals serving as its Chief Executive Officer and Chairman of the Board. We believe that having an independent, non-executive Chairman of the Board represents an appropriate governance practice for the Company at this time. This structure creates a separation of the day-to-day administrative and strategic planning activities of management from the Board’s oversight function.

Audit Committee

The Audit Committee is composed entirely of Independent Directors. The following individuals are the current members of the Audit Committee: Messrs. Gendron, Montgomery and Sansone. Mr. Gendron serves as Chairman of the Audit Committee. The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent,” as defined in the NYSE American LLC listing standards, and under the additional Audit Committee independence standards in Rule 10A-3 of the Exchange Act. The Audit Committee is responsible for meeting with the Company’s independent registered public accounting firm regarding, among other issues, audits and the adequacy of the Company’s accounting and control systems. The Audit Committee held seven meetings during the fiscal year ended December 31, 2021.

The Board of Directors has determined that Mr. Gendron qualifies as an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Exchange Act. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the "Governance" page of the Company’s website at www.infusystem.com.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”) is composed entirely of Independent Directors. The following individuals are the current members of the Nominating Committee: Messrs. Montgomery, Lehman, Sansone and Shuda. Mr. Montgomery serves as Chairman of the Nominating Committee. The Board of Directors has affirmatively determined that each of the members of the Nominating Committee is “independent” as defined in the NYSE American LLC listing standards. The Nominating Committee held two meetings during the fiscal year ended December 31, 2021. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is posted on the "Governance" page of Company’s website at www.infusystem.com.

The Nominating Committee identifies individuals for nomination to the Board of Directors by the full Board of Directors. The Nominating Committee will consider all qualified director candidates identified by members of the Nominating Committee, by senior management and stockholders. Stockholders who would like to propose an independent director candidate for the consideration of the Nominating Committee may do so by submitting the candidate’s name, résumé and biographical information care of InfuSystem Holdings, Inc., 3851 W. Hamlin Road, Rochester Hills, MI 48309, Attn: Corporate Secretary, no later than the deadline for submission of stockholder proposals set forth under the section of this proxy statement entitled “Stockholder Proposals for the 2023 Annual Meeting.” All proposals for nomination received by the Corporate Secretary will be presented to the Nominating Committee for consideration.

The Nominating Committee reviews each director candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria:

•Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•Whether the candidate has had broad business, governmental, non-profit or professional experience that indicates that the candidate will be able to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making; and

•Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

In addition to the above listed criteria, the Nominating Committee considers the diversity of candidates, which may include diversity of skills and experience as well as geographic, gender, age, and ethnic diversity. The Nominating Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying candidates.

Application of these factors requires the exercise of judgment by members of the Nominating Committee and cannot be measured in a quantitative way.

The Nominating Committee applied each of these factors in its review and assessment of the background, independence, skills and expertise of each of the director nominees included in this proxy statement. Members of the Nominating Committee had several meetings and conversations with each of the director nominees as a part of this review and assessment.

Compensation Committee

The Compensation Committee is composed entirely of Independent Directors. The following individuals are current members of the Compensation Committee: Messrs. Lehman, Gendron, Montgomery and Shuda. Dr. Lehman serves as Chairman of the Compensation Committee. The Board of Directors has affirmatively determined that each of the members of the Compensation Committee is “independent” as defined in the NYSE American LLC listing standards. The Compensation Committee is responsible for approving the salaries, bonuses and other compensation and benefits of executive officers and directors and administering the InfuSystem Holdings, Inc. (i) 2021 Equity Incentive Plan (the "2021 Equity Plan") and its predecessor 2014 Equity Plan (the "2014 Equity Plan"), and (ii) Employee Stock Purchase Plan. The Compensation Committee held three meetings during the fiscal year ended December 31, 2021. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted on the "Governance" page of Company’s website at www.infusystem.com.

The Compensation Committee evaluates executive officer performance, with input from the Board of Directors and the Chief Executive Officer (for executive officers other than the Chief Executive Officer), in light of the Company’s strategic objectives and establishes compensation levels based on such evaluation. The objectives of the Compensation Committee are to attract and retain experienced and highly qualified personnel and reward our executive officers for advancing critical elements of our strategic plan.

The Compensation Committee has the authority to retain, oversee, terminate, and approve fees for compensation consultants to assist in the discharge of its responsibilities.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors by sending written communications addressed to such person or persons care of InfuSystem Holdings, Inc., 3851 W. Hamlin Road, Rochester Hills, MI 48309, Attn: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the addressee.

Code of Conduct and Business Ethics

The Company also has a Code of Business Conduct and Ethics Policy applicable to the Chief Executive Officer, Chief Financial Officer and principal accounting officer, and other financial professionals. The Code of Business Conduct and Ethics Policy is available on the “Governance” page of the Company's website at www.infusystem.com. Only the Board of Directors can amend or grant waivers from the provisions of the Company’s Code of Ethics, and any such amendments or waivers will be posted promptly at www.infusystem.com. To date, no such amendments have been made or waivers granted.

Employee, Officer and Director Hedging

The Company has an Insider Trading Policy that applies to its employees, officers and directors. Under the policy, the Company strongly discourages employees, officers and directors from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. The policy requires each employee, officer and director to pre-clear any such proposed transactions with appropriate Company personnel and provide a justification for the proposed transaction.

The Board of Directors’ Role in Risk Oversight

The Board of Directors is actively engaged in overseeing and reviewing the Company’s strategic direction and objectives, taking into account (among other considerations) the Company’s risk profile and exposures. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board annually reviews enterprise risk management and receives regular updates on risk exposures through the Audit Committee and senior management. While the Board as a whole has responsibility for risk oversight, including Chief Executive Officer succession planning, the committees of the Board also oversee the Company’s risk profile and exposures relating to matters within the scope of their authority. The Board regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Directors’ Compensation

The following table sets forth the compensation for the Company’s non-employee directors who served during the fiscal year ended December 31, 2021.

	Fees Earned or Paid in Cash	Option Awards	Total
Name	( $ )	( $ ) (1) (2)	( $ )
Paul A. Gendron (3)	$77,500	$166,425	$243,925
Gregg O. Lehman (4)	$78,767	$166,425	$245,192
Darrell B. Montgomery (5)	$77,500	$166,425	$243,925
Christopher R. Sansone (5)	$66,890	$166,425	$233,315
Scott A. Shuda (6)	$104,390	$232,995	$337,385

(1)In accordance with the SEC's proxy disclosure rules, included in the "Option Awards" column are the aggregate grant date fair values of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The measurement objective of FASB ASC Topic 718 is to estimate the fair value at the grant date of the equity instruments that the entity is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments (for example, to exercise share options). That estimate is based on the share price and other pertinent factors, such as in the case of stock options the expected volatility at the grant date. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized. For a discussion of the assumptions used in computing this valuation, see Note 13 of the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)As part of their 2021 compensation package, each Independent Director received options to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $19.50 per share, except for Mr. Shuda, who received options to purchase 35,000 shares of the Company’s Common Stock as Chairman.

(3)As of December 31, 2021, Mr. Gendron had 50,000 aggregate outstanding stock options (39,587 of which were exercisable) that will expire in equal installments of 25,000 on May 20, 2030 and May 18, 2031.

(4)As of December 31, 2021, Dr. Lehman had 170,000 aggregate outstanding stock options (159,587 of which were exercisable) that will expire as follows: (i) 60,000 options will expire on September 6, 2022; (ii) 35,000 options will expire on August 23, 2023; (iii) 50,000 options will expire in equal installments of 25,000 on May 15, 2024 and May 20, 2030; (iv) 25,000 will expire on May 18, 2031.

(5)As of December 31, 2021, Mr. Montgomery had 75,000 aggregate outstanding stock options (64,587 of which were exercisable) that will expire in equal installments of 25,000 on May 15, 2024, May 20, 2030 and May 18, 2031.

(6)As of December 31, 2021, Mr. Sansone had 125,000 outstanding stock options (114,587 of which were exercisable) that will expire in equal installments of 25,000 on September 6, 2022, August 23, 2023, May 15 2024, May 20, 2030 and May 18, 2031.

(7)As of December 31, 2021, Mr. Shuda had 130,000 aggregate outstanding stock options (115,422 of which were exercisable) that will expire as follows: (i) 25,000 options will expire on August 22, 2023; and (ii) 105,000 options will expire in equal installments of 35,000 on May 15, 2024, May 20, 2030 and May 18, 2031.

Current Independent Director Compensation

Each of the non-employee directors received the following annual cash compensation in 2021:

•$50,000 for each non-executive Independent Director on the Board;
•$90,000 for the Chairman;
•$20,000 for the Chair of the Audit Committee and $10,000 for each Audit Committee member;

•$15,000 for the Chair of the Compensation Committee and $7,500 for each Compensation Committee member; and
•$10,000 for the Chair of the Nominating Committee and $5,000 for each Nominating Committee member.

Board and Committee compensation is paid quarterly, on calendar quarters.

The non-employee directors received the following annual stock compensation grants in 2021:

•Options for 25,000 shares of the Company’s Common Stock for each Independent Director; and
•Options for 35,000 shares of the Company’s Common Stock for the Chairman.

Any such grant of options to non-employee directors are contingent upon sufficient share capacity under the Company’s 2021 Equity Plan. Further, such options are typically granted on the date of the Company’s annual meeting of stockholders. Options were granted in 2021 with an exercise price equal to the closing price of the stock on the grant and vest monthly over a period of one year or immediately upon a change in control, as defined under the Company’s 2021 Equity Plan.

PROPOSAL 2
ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

Pursuant to Section 14A to the Exchange Act adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. Such a “say-on-pay” vote gives our stockholders the opportunity to express their views on the Company’s executive compensation policies and programs and the compensation paid to the named executive officers.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by approving the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and accompanying narrative disclosure.”

The Board of Directors recommends a vote "FOR" approval of the advisory resolution in this Proposal 2 because it believes that the Company’s executive compensation policies and practices are effective in incentivizing our named executive officers to achieve the Company’s goals of growth and sustained financial and operating performance, aligning executives’ interests with those of the stockholders, and attracting, retaining, motivating and rewarding highly talented executives. Please refer to “Executive Officers” and “Executive Compensation” in this proxy statement, including the tabular and narrative disclosure regarding executive compensation, for details about our executive compensation policies and programs and information about the fiscal year 2021 and current compensation of our named executive officers.

The vote on this Proposal 2 is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results in future decisions regarding executive compensation. The Company currently submits the compensation of named executive officers to an advisory vote of stockholders on an annual basis, and the next such vote will occur at the 2023 Annual Stockholders Meeting.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2022. The Board of Directors is submitting the appointment of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice.

In the event that the stockholders fail to ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider its selection of audit firms but may decide not to change its selection. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interest of the Company’s stockholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

EXECUTIVE OFFICERS

The Company's executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors and hold office until such officer's successor is elected and qualified or until such officer's earlier death, resignation or removal. Set forth below are the names and certain biographical information regarding the Company's executive officers.

Name	Age	Position
Richard DiIorio (1)	47	Chief Executive Officer and Director
Carrie Lachance (1)	45	President, Chief Operating Officer
Thomas Ruiz	64	Executive Vice President, Chief Commercial Officer
Jeannine Sheehan	48	Executive Vice President, Chief Administrative Officer
Barry Steele	51	Executive Vice President and Chief Financial Officer
(1)See "Directors" for biographical information regarding Mr. DiIorio and Ms. Lachance.

Thomas Ruiz

Thomas Ruiz joined InfuSystem in 2010 and has held various sales positions with the Company. He was promoted to Executive Vice President, Chief Commercial Officer in October 2019. Prior to that position, he served as Senior Vice President, Sales and Marketing since January 2018 and Senior Vice President of Sales IPD and Pain Management since 2015. Mr. Ruiz began his medical sales career with Smiths Medical, a medical device company with a broad portfolio of products. He received his Bachelor of Science degree in Business Administration with an emphasis in Marketing from the Entrepreneurial Program at California State University, Los Angeles.

Jeannine Sheehan

Jeannine Sheehan joined InfuSystem in April 2019 as Executive Vice President, Chief Administrative Officer.
She previously served as Chief Human Resources Officer at Crimson Hexagon from 2016 until she joined the Company. Previously, Ms. Sheehan held positions at LoJack Corporation, Dunkin’ Brands and Digitas. She holds a Bachelor of Science in Business Administration and Management from Emmanuel College and an Executive Master’s in Human Resources Management from Cornell University.

Barry Steele

Barry Steele joined InfuSystem in March 2020 as Executive Vice President, Chief Financial Officer. He previously served as Chief Financial officer of Horizon Global Corporation from February 2019 to June 2019 and Vice President of Finance and Chief Financial Officer of Gentherm since 2004. Earlier he held various finance positions with Advanced Accessory Systems, LLC. Mr. Steele, who is a CPA, began his career with PriceWaterhouseCoopers LLP. He received his Bachelor of Science degree from Hillsdale College.

EXECUTIVE COMPENSATION

Smaller Reporting Company Status

The Company is a "smaller reporting company," as defined in Item 10(f)(1) of Regulation S-K. As a "smaller reporting company," the Company is permitted to provide the scaled disclosure required by Items 402(m)-(r) of Regulation S-K in lieu of the more extensive disclosure required of other reporting companies.

Summary Compensation Table

The following table sets forth the compensation of the named executive officers of the Company for the fiscal years presented below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total ($)

Richard DiIorio	2021	$550,000	$64,167	$937,522	$137,653	$31,018	$1,720,360
Chief Executive Officer	2020	$449,601	$581,200	$2,030,805	$102,792	$31,775	$3,196,173

Carrie Lachance	2021	$315,000	$26,250	$1,592,264	$411,689	$14,294	$2,359,497
President and Chief Operating Officer	2020	$268,291	$189,240	$166,803	$82,233	$10,719	$717,286

Barry Steele	2021	$275,000	$18,333	$631,274	$68,827	$9,997	$1,003,431
EVP and Chief Financial Officer	2020	$220,000	$192,400	$258,600	$136,113	$9,925	$817,038

(1)In accordance with the SEC's proxy disclosure rules, included in the "Stock Awards" and "Option Awards" columns are the aggregate grant date fair values of stock awards and option awards made during the respective fiscal years computed in accordance with FASB ASC Topic 718. The measurement objective of FASB ASC Topic 718 is to estimate the fair value at the grant date of the equity instruments that the entity is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments (for example, to exercise share options). That estimate is based on the share price and other pertinent factors, such as in the case of stock options the expected volatility at the grant date. The grant date fair value of an award reflects the accounting expense and may not represent the actual value that will be realized. For a discussion of the assumptions used in computing this valuation, see Note 13 of the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)The Company matches all of an employee's 401(k) contribution up to a maximum of 5% of a participant’s eligible salary, or certain statutory limits. All Other Compensation for 2021 consists of the following: (i) for Mr. DiIorio, $16,568 for use of company vehicle (this is the aggregate incremental cost to the Company, calculated based on the vehicle lease cost and the cost of insurance), $14,000 for employer 401(k) matching contributions, and miscellaneous other benefits; (ii) for Ms. Lachance, $14,000 for employer 401(k) matching contributions, and miscellaneous other benefits; and (iii) for Mr. Steele, $9,376 for employer 401(k) matching contributions, and miscellaneous other benefits.

Outstanding Equity Awards at Fiscal Year End

The following table shows all unexercised options and unvested stock incentive plan awards for each of the named executive officers as of December 31, 2021:

	Option Awards:				Stock Awards:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units That Have Not Vested (1) ($)
Richard DiIorio (2)	50,000	—	$2.69	12/08/24
	25,000	—	$2.60	03/10/25
	40,000	—	$2.76	08/18/26
	25,000	—	$2.15	03/15/27
	25,000	—	$1.98	09/06/22
	200,000	—	$2.00	11/15/22
	200,000	—	$3.18	08/22/23
	8,335	16,665	$11.07	05/20/30
	—	20,678	$19.50	05/18/31
					26,924	$458,516
							60,000	$1,021,800
							38,462	$655,008
Carrie Lachance (3)	7,500	—	$1.98	9/6/22
	10,000	—	$1.98	9/6/22
	50,000	—	$2.70	4/19/28
	25,000	—	$3.36	7/19/23
	26,668	13,332	$4.70	5/15/29
	6,668	13,332	$11.07	5/20/30
	—	61,843	$19.50	5/18/31
					60,898	$1,037,093
							30,449	$518,546
Barry Steele (4)	16,670	33,330	$6.82	03/18/25
	5,001	9,999	$11.07	05/20/30
	—	10,339	$19.50	05/18/31
					39,872	$679,020
							27,437	$467,252

(1)Represents unvested restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”), each representing a contingent right to receive one share of the Company's Common Stock, multiplied by $17.03, the closing price of the Company's Common Stock on December 31, 2021, as quoted by the NYSE American LLC. The number and payout value for the PSUs included in this table are based on achieving threshold performance.

(2)At December 31, 2021, Mr. DiIorio owned 15,000, 16,411 and 7,051 target-level PSUs that will vest on May 20, 2022, May 18, 2022 and May 18, 2023, respectively, subject to the attainment of performance goals discussed below. At December 31, 2021, Mr. DiIorio owned 60,000 PSUs that will vest based on the attainment of the market condition of when the closing stock price is at or above $22.00 for ten consecutive trading days and will expire on August 24, 2023. At December 31, 2021, Mr. DiIorio owned the 26,924 RSU's which will vest subject to his continued employment as follows: (i) 10,000 on August 24, 2022; (ii) 2,821 on May 18, 2022; and (iii) 14,103 on May 18, 2024. Settlement of the Common Stock underlying RSU’s will occur on each vesting date and settlement of the Common Stock underlying PSUs will occur following certification of the achievement of the specified performance goals. At December 31, 2021, Mr. DiIorio owned the following unvested options: (i) unvested options to purchase 16,665 shares of Common Stock, which vest in two equal annual installments on

May 20, 2022 and 2023; and (ii) unvested options to purchase 20,678 shares of Common Stock, which vest in three equal annual installments starting on May 18, 2022.

(3)At December 31, 2021, Ms. Lachance owned 10,000, 16,411 and 4,038 target-level PSUs that will vest on May 20, 2022, May 18, 2022 and May 18, 2023, respectively, subject to the attainment of performance goals discussed below. At December 31, 2021, Ms. Lachance owned 60,898 RSU's which will vest subject to her continued employment as follows: (i) 50,000 on March 1, 2024; (ii) 2,821 on May 18, 2022; and (iii) 8,077 on May 18, 2024. Settlement of the Common Stock underlying RSUs will occur on each vesting date and settlement of the Common Stock underlying PSUs will occur following certification of the achievement of the specified performance goals. At December 31, 2021, Ms. Lachance owned the following unvested options: (i) unvested options to purchase 13,332 shares of Common Stock, which vest on May 15, 2022; (ii) unvested options to purchase 13,332 shares of Common Stock, which vest in two equal annual installments starting on May 20, 2022; and (iii) unvested options to purchase 61,843 shares of Common Stock, which vest in three equal annual installments starting on May 18, 2022.

(4)At December 31, 2021, Mr. Steele owned 7,500, 16,411 and 3,526 target-level PSUs that will vest on May 20, 2022, May 18, 2022 and May 18, 2023, respectively, subject to the attainment of performance goals discussed below. At December 31, 2021, Mr. Steele owned 39,872 RSUs which will vest subject to his continued employment as follows: (i) 2,821 on May 18, 2022; (ii) 7,051 on May 18, 2024; and (iii) 30,000 on March 18, 2023. Settlement of the Common Stock underlying RSUs will occur on each vesting date and settlement of the Common Stock underlying PSUs will occur following certification of the achievement of the specified performance goals. At December 31, 2021, Mr. Steele owned the following unvested options: (i) unvested options to purchase 33,330 shares of Common Stock, which vest in two equal annual installments starting on March 18, 2022; (ii) unvested options to purchase 9,999 shares of Common Stock, which vest in two equal annual installments starting on May 20, 2022; and (iii) unvested options to purchase 10,339 shares of Common Stock, which vest in three equal annual installments starting on May 18, 2022.

Equity Awards Granted to Mr. DiIorio

Mr. DiIorio received, pursuant to the terms of a Stock Option Agreement by and between the Company and Mr. DiIorio, dated as of November 15, 2017 (the "Stock Option Agreement"), 200,000 stock options from the Company's 2014 Equity Plan, with an exercise price of $2.00. The stock options were granted on November 15, 2017 and vest monthly over a four-year period and expire on the fifth anniversary of their grant date. Additionally, in the event of Mr. DiIorio’s involuntary termination by the Company without "cause," that portion of the stock options that by their terms have not become exercisable will become immediately exercisable and, along with any portion of the stock options that have become exercisable prior to the date of such termination, will remain exercisable for three months. If Mr. DiIorio dies while the stock options are outstanding, then the personal representative or beneficiary under his will or in accordance with the laws of inheritance will have the right to exercise vested stock options until the expiration date of the stock options or for 12 months, whichever is earlier. If Mr. DiIorio terminates his employment with the Company voluntarily, unvested stock options will immediately terminate and cease to be exercisable and Mr. DiIorio will have until the expiration date of the stock options or a period of three months to exercise vested stock options, whichever is earlier. If Mr. DiIorio is terminated for "cause," he will be entitled to receive any: (i) unpaid base salary earned for services rendered through the date of his termination; (ii) accrued but unpaid Bonus Amount as of the date of his termination; and (iii) accrued but unpaid PTO earned through the date of his termination. If Mr. DiIorio is terminated for "cause," the stock options will terminate immediately, whether or not then exercisable. The vesting of the stock options may also be accelerated by the Compensation Committee, in its sole discretion.

Under the Stock Option Agreement, in the event of a Change in Control (as defined below), the Committee will take or cause to be taken one or more of the following actions to be effective as of the date of such Change in Control:

(a)provide that Mr. DiIorio’s options shall be assumed, or equivalent options shall be substituted (“Substitute Options”), by the acquiring or succeeding corporation (or an affiliate thereof), provided that: the shares of stock issuable upon the exercise of such Substitute Options shall constitute securities registered in accordance with the Securities Act of 1933, as amended (the “1933 Act”), or such securities shall be exempt from such registration in accordance with Sections 3(a)(2) or 3(a)(5) of the 1933 Act (collectively, “Registered Securities”), or in the alternative, if the securities issuable upon the exercise of such Substitute Options shall not constitute Registered Securities, then Mr. DiIorio will receive upon consummation of the Change in Control transaction a cash payment for the option surrendered equal to the difference between (1) the fair market value of the consideration to be received for each share of Common Stock in the Change in Control transaction times the number of shares of Common Stock subject to the surrendered option, and (2) the aggregate exercise price of the surrendered option; or

(b)in the event of a transaction under the terms of which the holders of the shares of Common Stock of the Company will receive upon consummation thereof a cash payment (the “Merger Price”) for each share of Common Stock exchanged in the Change in Control transaction, to make or to provide for a cash payment to Mr. DiIorio equal to the difference between (A) the Merger Price times the number of shares of Common Stock under the option (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such shares of Common Stock under the option in exchange for such shares of Common Stock under the option.

On March 16, 2017, the Compensation Committee granted Mr. DiIorio options to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $2.15 per share. The options vest in equal monthly installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On September 7, 2017, the Compensation Committee granted Mr. DiIorio options to purchase 25,000 shares of the Company’s Common Stock at an exercise price of $1.98 per share. The options vest in equal annual installments over a three-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On August 23, 2018, the Compensation Committee granted Mr. DiIorio options to purchase 200,000 shares of the Company’s Common Stock at the exercise price of $3.18 per share. The options vest in equal annual installments over a three-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On February 6, 2020, Mr. DiIorio was awarded 11,300 bonus shares of common stock as an annual incentive award in recognition of his individual performance in 2019.

On May 20, 2020, Mr. DiIorio was granted options to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $11.07 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On May 20, 2020, Mr. DiIorio was awarded 15,000 target-level PSUs for the performance period ending December 31, 2021 and 50% of the PSUs will vest on May 20, 2022 based upon the attainment of specified net revenue measure goals and 50% of the PSUs will vest on May 20, 2022 based on the attainment of specified goals based on the ratio of adjusted earnings before interest, depreciation and amortization to net revenue (“AEBITDA Margin”). The PSUs provide a scale of Common Stock to be issued based on attainment of the applicable performance goal during the performance period, pursuant to which Mr. DiIorio may earn between 0% of the “target” award (if actual performance is achieved below the “threshold” performance goal), to 50% of the “target” award (if actual performance is achieved at or above the “threshold” performance goal) and up to 200% of the “target” award (if actual performance is achieved at or in excess of the “maximum” performance goal). Settlement of the underlying shares of Common Stock will occur following certification of the achievement of the specified performance goals.

On August 24, 2020, Mr. DiIorio received a grant of 20,000 RSUs that will vest as follows: 10,000 one year from the date of the grant and 10,000 two years from the date of the grant, subject to his continued employment through the vesting dates. Settlement of the underlying shares of Common Stock will occur on the vesting date.

On August 24, 2020 Mr. DiIorio also receive an additional grant of PSUs in the amount of 180,000 shares. The shares will vest in the amounts as set forth below, and in each case for vesting the Company stock price being the closing price achieved for ten consecutive trading days prior to the applicable expiration date.

Amount of Grant	Restriction on Vesting	Expiration Date
60,000 shares	Stock price of $18.00 per share	Three years from date of grant
60,000 shares	Stock price of $20.00 per share	Three years from date of grant
60,000 shares	Stock price of $22.00 per share	Three years from date of grant

On February 9, 2021, Mr. DiIorio was awarded 8,034 bonus shares of common stock as an annual incentive award in recognition of his individual performance in 2020.

On May 18, 2021, Mr. DiIorio was granted options to purchase 20,678 shares of the Company’s Common Stock at the exercise price of $19.50 per share, which was the fair market value of the Company’s Common Stock on the date of grant as determined in accordance with the applicable provisions of the Company’s 2021 Equity Plan. The options vest in equal annual installments over a three-year period, expire after ten years, and are otherwise exercisable in accordance with the Company’s 2021 Equity Plan.
On May 18, 2021, Mr. DiIorio received a grant of 16,924 RSU’s that will vest as follows: 14,103 will cliff vest on May 18, 2024, and 2,281 will cliff vest on May 18, 2022, subject to continued service through the vesting date. Settlement of the underlying shares of Common Stock will occur on the vesting date.
On May 18, 2021, Mr. DiIorio was also awarded 7,051 PSUs for the performance period ending December 31, 2022 and the units will vest on May 18, 2023 based upon the attainment of specified net revenue measure goals. The PSUs provide a scale of Common Stock to be issued based on the attainment of the performance goals during the performance period, pursuant to which Mr. DiIorio may earn between 0% of the "target" award (if the Company’s net revenue achieved with respect to such performance period is below the "target" performance goal) and 200% of the "target" award (if the performance level achieved with respect to such performance period equals or exceeds the maximum ceiling performance goals). Settlement of the underlying shares of Common Stock will occur following certification of the achievement of the specified performance goals.
On May 18, 2021 Mr. DiIorio received an additional 16,411 PSUs as a one-time special grant. The PSU’s can be earned in two separate portions totaling 9,744 shares and 6,667 shares each upon the consummation of one of two specified customer sales agreements specifically associated with each portion on or before the settlement date of May 18, 2022, subject to continued service through such date

Equity Awards Granted to Ms. Lachance

On September 7, 2017, the Compensation Committee granted Ms. Lachance options to purchase 17,500 shares of the Company’s Common Stock at an exercise price of $1.98 per share, of which: (i) 10,000 options will vest in equal annual installments over a two-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan; and (ii) 7,500 options will vest in equal annual installments over a three-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On April 20, 2018, the Compensation Committee granted Ms. Lachance options to purchase 50,000 shares of the Company’s Common Stock at the exercise price of $2.70 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On July 19, 2018, the Compensation Committee granted Ms. Lachance options to purchase 25,000 shares of the Company’s Common Stock at the exercise price of $3.36 per share. The options vest in equal annual installments over a three-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On May 15, 2019, the Compensation Committee granted Ms. Lachance options to purchase 40,000 shares of the Company’s Common Stock at the exercise price of $4.70 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On November 1, 2019, Ms. Lachance was awarded 10,000 RSUs that will vest on November 1, 2021, subject to her continued employment through the vesting date. Settlement of the underlying shares of Common Stock will occur on vesting date.

On February 6, 2020, Ms. Lachance was awarded 5,650 bonus shares of Common Stock as an annual incentive award in recognition of her individual performance in 2019.

On May 20, 2020, Ms. Lachance was granted options to purchase 20,000 shares of the Company’s Common Stock at the exercise price of $11.07 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On May 20, 2020, Ms. Lachance was awarded 10,000 target-level PSUs for the performance period ending December 31, 2021; 50% of the PSUs will vest on May 20, 2022 based upon the attainment of specified net revenue goals and 50% of the PSUs will vest on May 20, 2022 based on the attainment of specified AEBITDA Margin goals. The PSUs provide a scale of Common Stock to be issued based on attainment of the applicable performance goal during the performance period, pursuant to which Ms. Lachance may earn between 0% of the “target” award (if actual performance is achieved below the “threshold” performance goal), to 50% of the “target” award (if actual performance is achieved below the “threshold” performance goal) and up to 200% of the “target” award (if actual performance is achieved at or in excess of the “maximum” performance goal). Settlement of the underlying shares of Common Stock will occur following certification of the achievement of the specified performance goals.

On February 9, 2021, Ms. Lachance was awarded 4,017 bonus shares of Common Stock as an annual incentive award in recognition of her individual performance in 2021.

On March 1, 2021, Ms. Lachance was awarded 50,000 RSUs that will vest on March 1, 2024 subject to her continued employment through the vesting date. Settlement of the underlying shares of Common Stock will occur on vesting date.

On May 18, 2021, Ms. Lachance was granted options to purchase a total of 61,843 shares of the Company’s Common Stock at the exercise price of $19.50 per share, which was the fair market value of the Company’s Common Stock on the date of grant as determined in accordance with the applicable provisions of the Company’s 2021 Equity Plan. The options vest in equal annual installments over a three-year period, expire after ten years, and are otherwise exercisable in accordance with the Company’s 2021 Equity Plan. Of the total amount of options granted, 50,000 options were attributable to her appointment as President, and 11,843 options were attributable to the annual equity granted to members of the executive team.
On May 18, 2021, Ms. Lachance received a grant of 10,898 RSUs that will vest as follows: 8,077 will cliff vest on May 18, 2024, and 2,821 will cliff vest on May 18, 2022, subject to continued service through the vesting date. Settlement of the underlying shares of common stock will occur on the vesting date.
On May 18, 2021, Ms. Lachance was also awarded 4,038 PSUs for the performance period ending December 31, 2022 and the units will vest on May 18, 2023 based upon the attainment of specified net revenue measure goals. The PSUs provide a scale of Common Stock to be issued based on the attainment of the performance goals during the performance period, pursuant to which Ms. Lachance may earn between 0% of the “target” award (if the Company’s net revenue achieved with respect to such performance period is below the “target” performance goal) and 200% of the “target” award (if the performance level achieved with respect to such performance period equals or exceeds the maximum ceiling performance goals). Settlement of the underlying shares of Common Stock will occur following certification of the achievement of the specified performance goals.
On May 18, 2021 Ms. Lachance received an additional 16,411 PSUs as a one-time special grant. The PSUs can be earned in two separate portions totaling 9,744 shares and 6,667 shares each upon the consummation of one of two specified customer sales agreements specifically associated with each portion on or before the settlement date of May 18, 2022, subject to continued service through such date.

Equity Awards Granted to Mr. Steele

On March 18, 2020, Mr. Steele was awarded 30,000 RSUs that will vest on March 18, 2023, subject to his continued employment through the vesting date. Settlement of the underlying shares of Common Stock will occur on vesting date.

On March 18, 2020, Mr. Steele was granted options to purchase 50,000 shares of the Company’s Common Stock at an exercise price of $6.82 per share. The options vest in equal annual installments over a three-year period, expire after five years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On May 20, 2020, Mr. Steele was granted options to purchase 15,000 shares of the Company’s Common Stock at the exercise price of $11.07 per share. The options vest in equal annual installments over a three-year period, expire after ten years and are otherwise exercisable in accordance with the Company’s 2014 Equity Plan.

On May 20, 2020, Mr. Steele was awarded 7,500 target-level PSUs for the performance period ending December 31, 2021 and 50% of the PSUs will vest on May 20, 2022 based upon the attainment of specified net revenue goals and 50% of the PSUs will vest on May 20, 2022 based on the attainment of specified AEBITDA Margin goals. The PSUs provide a scale of Common Stock to be issued based on attainment of the applicable performance goal during the performance period, pursuant to which Mr. Steele may earn between 0% of the “target” award (if actual performance is achieved below the “threshold” performance goal), to 50% of the “target” award (if actual performance is achieved at or above the “threshold” performance goal) and up to 200% of the “target” award (if actual performance is achieved at excess of the “maximum” performance goal). Settlement of the underlying shares of Common Stock will occur following certification of the achievement of the specified performance goals.

On February 9, 2021, Mr. Steele was awarded 2,678 bonus shares of common stock as an annual incentive award in recognition of his individual performance in 2020.

On May 18, 2021, Mr. Steele was granted options to purchase 10,339 shares of the Company’s Common Stock at the exercise price of $19.50 per share, which was the fair market value of the Company’s Common Stock on the date of grant as determined in accordance with the applicable provisions of the Company’s 2021 Equity Plan. The options vest in equal annual installments over a three-year period, expire after ten years, and are otherwise exercisable in accordance with the Company’s 2021 Equity Plan.
On May 18, 2021, Mr. Steele received a grant of 9,872 RSUs that will vest as follows: 7,051 will cliff vest on May 18, 2024, and 2,821 will cliff vest on May 18, 2022, subject to continued service through the vesting date. Settlement of the underlying shares of common stock will occur on the vesting date.
On May 18, 2021, Mr. Steele was also awarded 3,536 PSUs for the performance period ending December 31, 2022 and the units will vest on May 18, 2023 based upon the attainment of specified net revenue measure goals. The PSUs provide a scale of Common Stock to be issued based on the attainment of the performance goals during the performance period, pursuant to which Mr. Steele may earn between 0% of the “target” award (if the Company’s net revenue achieved with respect to such performance period is below the “target” performance goal) and 200% of the “target” award (if the performance level achieved with respect to such performance period equals or exceeds the maximum ceiling performance goals). Settlement of the underlying shares of Common Stock will occur following certification of the achievement of the specified performance goals.
On May 18, 2021, Mr. Steele received an additional 16,411 PSUs as a one-time special grant. The PSUs can be earned in two separate portions totaling 9,744 shares and 6,667 shares each upon the consummation of one of two specified customer sales agreements specifically associated with each portion on or before the settlement date of May 18, 2022, subject to continued service through such date.

Employment Agreements
On May 24, 2021, the Company entered into First Amended and Restated Employment Agreements with each of Messrs. DiIorio and Steele and Ms. Lachance (the “Employment Agreements”), which govern the terms of each executive’s employment with the Company. Under the Employment Agreements, Messrs. DiIorio and Steele and Ms. Lachance are entitled to initial annual base salaries of $550,000, $275,000 and $315,000, respectively, subject to an annual review for an increase at the discretion of the Company. Messrs. DiIorio and Steele and Ms. Lachance are also eligible to receive an annual performance-based bonus of up to 70%, 40% and 50%, respectively, of their then-current base salary, based upon satisfaction of performance objectives to be developed by the Compensation Committee. Each executive is also eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee, as well as additional option or restricted stock grants as determined by the Compensation Committee. Under the Employment Agreements, each executive is entitled to expense reimbursement for business expenses incurred by such executive in the performance of his or her duties, and each executive is also eligible to participate in any group life insurance plan, group medical and/or dental plan, disability plans and other employee benefit plans, which are made available by the Company to its executives. Mr. DiIorio also has the right to use a Company-leased automobile.

Under the Employment Agreements, each executive is considered an “at will” employee, whereby such executive’s employment with the Company may be terminated at any time by either party. Each executive is subject to a two-year non-solicitation provision for soliciting customers or diverting business from the Company, a two-year non-competition provision for employment with or participation in a competitive business in the United States, Canada, Mexico or other country in which the Company has conducted business and a two-year non-solicitation provision for soliciting employees. The Employment Agreements contain customary confidentiality, non-disparagement, protection of Company proprietary information, protection of Company intellectual property, and indemnification provisions applicable to the duration of the executive’s employment and thereafter.
Under the Employment Agreements, in the event the executive’s employment is terminated by reason of his or her death or permanent disability, such executive would be entitled to: (i) the unpaid base salary earned for services rendered through the date of termination (the “Accrued Base Salary”); (ii) any accrued but unpaid annual incentive compensation determined by the Compensation Committee, in its sole direction, to have been earned in respect of the immediately preceding calendar year (the “Accrued Bonus”) plus a pro rata portion, based on the date of termination, of the annual incentive compensation in respect of the current calendar year, assuming for these purposes that all performance targets have been met, contingent on funding of the bonus pool in respect of the current calendar year; (iii) unreimbursed expenses; and (iv) the limited death, disability, and/or income continuation benefits, if any, provided by the Company.
Under the Employment Agreements, in the event the executive’s employment is “involuntarily terminated” without “cause,” either alone or within six months prior to, or 12 months following, a “change of control” of the Company, such executive would be entitled to the following severance payments: (i) the Accrued Base Salary; (ii) the Accrued Bonus plus (x) in the case of an involuntary termination, a pro rata portion, based on the date of the termination, of the annual incentive compensation in respect of the current calendar year, assuming for these purposes that all performance targets have been met, contingent on funding of the bonus pool in respect of the current calendar year or (y) in the case of a termination in connection with a “change of control,” the entire annual incentive compensation in respect of the current calendar year, assuming for these purposes that all performance targets have been met; (iii) unreimbursed expenses; (iv) a lump sum cash severance payment in an amount equal to 12 months of such executive’s then current base salary or, in the case of a termination of Mr. DiIorio in connection with a “change of control,” 18 months of his then current base salary; and (v) continued COBRA coverage equal to the number of months used to calculate such executive’s lump sum cash severance payment. The payment of these severance amounts is contingent upon the executive’s compliance with certain restrictive covenants and his or her execution and delivery of an unconditional general release.
Under the Employment Agreements, in the event the executive’s employment is terminated for “cause,” such executive will be entitled to receive: (i) the Accrued Base Salary; (ii) the Accrued Bonus; and (iii) unreimbursed expenses.
For purposes of the Employment Agreements, a “change of control” means: (i) the sale of all or substantially all of the assets of the Company; (ii) the merger or recapitalization of the Company whereby the Company is not the surviving entity; or (iii) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of fifty percent (50%) or more of the outstanding voting securities of the Company by any person, trust, entity or group.
For purposes of the Employment Agreements, an “involuntary termination” means the termination of the executive’s employment with the Company: (i) involuntarily upon such executive’s discharge or dismissal; or (ii) voluntarily or involuntarily, provided such termination occurs in connection with one of the following events without such executive’s written consent: (a) a change in such executive’s position with the Company which materially reduces his or her level of responsibility; (b) a material reduction in such executive’s compensation; (c) a material breach by the Company of the Employment Agreement, subject to a 15-day cure period; or (d) in the case of Mr. DiIorio, a change in his principal work location to a location outside of the metropolitan Boston area.
For purposes of the Employment Agreements, termination for “cause” means the involuntary termination of the executive’s employment with the Company for: (i) such executive’s willful misconduct or gross negligence which has a material adverse impact on the Company; (ii) such executive’s conviction or, or pleading guilty or nolo contendere to, a felony or any crime involving fraud; (iii) such executive’s breach of his or her fiduciary duties to the Company; (iv) such executive’s failure to attempt in good faith to perform his or her duties, subject to a 15-day cure period; and (v) any other material breach by such executive of the Employment Agreement or other Company policies, subject to a 15-day cure period.

Restricted Stock Unit, Performance Stock Unit and Option Agreements

Each of the named executive officers of the Company holds RSUs, PSUs and options, the terms of which are governed by applicable award agreements, unless otherwise modified by their respective employment agreements as described above. Under the terms of these agreements, in the event the grantee’s employment with the Company terminates prior the vesting of any RSUs, PSUs or options, such awards will be forfeited by the grantee and no benefits will be payable with respect to such forfeited awards. Notwithstanding the foregoing, in the event of a “change in control” (as defined in the agreements), the Compensation Committee will provide that any unvested RSUs or options will be assumed, or equivalent RSUs or options will be substituted (“Substitute Award”) by the acquiring or succeeding corporation (or an affiliate thereof), provided that the shares of stock issuable upon the payment of such Substitute Award constitute securities registered in accordance with the Securities Act of 1933, as amended, or such securities are exempt from such registration. In the alternative, if the securities issuable upon the payment of such Substitute Award will not meet the requirements in the preceding sentence or, in the case of unvested options, the holders of shares of Common Stock will receive cash in the transaction, then the grantee will receive upon consummation of the “change in control” transaction a cash payment for: (i) unvested RSUs surrendered equal to the fair market value of the consideration to be received for each share of Common Stock in the “change in control” transaction times the number of shares of Common Stock underlying the unvested RSUs; (ii) unvested options surrendered an amount equal to the difference between the fair market value of the consideration to be received for each share of Common Stock in the “change in control” transaction times the number of shares of Common Stock underlying the unvested options and the aggregate exercise price of the surrendered options. In the event of a “change of control” transaction, any outstanding PSUs will vest as if the target performance goal of the applicable performance measure was achieved on the effective date of the change of control.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2021 with respect to compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options and rights ( a ) (1)	Weighted Average Exercise Price of options and rights ( b ) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3) ( c )
Plan Category:
Equity compensation plans approved by security holders:
2014 Plan *	2,053,841	$4.15	—
2021 Plan	482,187	$11.03	1,766,769
Total	2,536,028	$5.46	1,766,769

* As of December 31, 2021, this plan is no longer in effect other than for stock options and rights that were previously granted and remain outstanding.
(1) This amount includes 530,918 shares of common stock issuable upon the vesting of certain restricted stock awards and performance-based restricted stock units and 2,005,110 shares of common stock issuable upon the exercise of vested stock option awards.
(2) Excludes RSUs and PSUs, which have no exercise price.
(3) Includes 2,500,000 shares authorized as part of our 2021 Annual Meeting of Stockholders held in May 2021, less 733,231 shares that were made available to certain employees, directors and others.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 21, 2022, in each case, including shares of Common Stock which may be acquired by such persons within 60 days of such date, by:

•each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock based solely upon the amounts and percentages contained in the public filings of such persons;

•each of the Company’s named executive officers, directors and nominees; and

•all of the Company’s current executive officers and directors as a group.

Name of Beneficial Owners	Number of Shares	Percent**
AWM Investment Company, Inc. (1)	2,000,000	9.7%
Christopher Sansone/Sansone Advisors, LLC (2)	1,818,034	8.8%
Richard DiIorio (3)	793,960	3.8%
Scott Shuda/Meridian OHC Partners, LP (4)	674,086	3.3%
Carrie Lachance (5)	292,338	1.4%
Gregg Lehman (6)	150,346	*
Darrell Montgomery (7)	150,000	*
Paul Gendron (8)	110,000	*
Barry Steele (9)	94,809	*
Ralph Boyd	—	*
All directors and officers as a group (10 individuals) (10)	4,359,536	19.7%

* Less than 1%
** Based on 20,567,517 shares of Common Stock outstanding as of March 21, 2022. Shares of Common Stock subject to options held by any person that are currently exercisable or are exercisable within 60 days after March 21, 2022 or RSUs or PSUs that will settle (or can settle) within 60 days after March 21, 2022 are deemed outstanding for purposes of computing the percentage ownership of such person but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(1)Based solely on a review of Schedule 13G filed on September 9, 2019 by AWM Investment Company, Inc. (“AWM”), which is the investment advisor to Special Situations Life Sciences Fund, L.P. (“SSLS”). The aggregate number of shares beneficially held by these entities is 2,000,000. The business address of AWM is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(2)Sansone Advisors, LLC, Sansone Capital Management, LLC and Christopher Sansone, which each have shared voting and dispositive power over 1,693,034 shares of Common Stock, and Sansone Partners, LP and Sansone Partners (QP), LP, which have shared voting and dispositive power over 1,693,034 shares of Common Stock. The reported securities may also be deemed to be indirectly beneficially owned by Mr. Christopher Sansone as the managing member of the investment manager and the general partner of these limited partnerships. Accordingly, Mr. Sansone holds voting and dispositive power over 1,693,034 shares of Common Stock held by Sansone Advisors, LLC, 25,000 shares held directly and 100,000 shares of Common Stock that may be acquired by Mr. Sansone upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022. The address for each party is 151 Bodman Place, Suite 100, Red Bank, New Jersey 07701.

(3)Represents 229,835 shares of Common Stock held directly, 529,893 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022 and 34,232 RSU's and PSU's that will become vested within 60 days of March 21, 2022.

(4)Based solely on a review of Form 4 filed on December 9, 2020 by Meridian OHC Partners, LP. ("Meridian"), Meridian TSV II, LP ("Meridian TSV"), TSV Investment Partners, LLC ("TSV"), BlueLine Capital Partners II, LP ("Blue Line Capital") and Blue Line Partners, LLC ("Blue Line"). The aggregate number of shares beneficially held by these entities is 478,592. Mr. Shuda also owns 65,494 shares of Common Stock. Mr. Shuda serves as the Managing Director of TSV, which is the sole general partner of Meridian. Accordingly, Mr. Shuda holds voting and dispositive power over 544,086 shares of Common Stock and 130,000 shares of Common Stock that may be acquired by Mr. Shuda upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022. The business address of Meridian is 425 Weed Street, New Canaan, Connecticut 06840.

(5)Represents 96,654 shares of Common Stock held directly, 166,452 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022, and 29,232 RSU's and PSU's that will become vested (or may become vested) within 60 days of March 21, 2022.

(6)Represents 346 shares of Common Stock held directly and 150,000 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022.

(7)Represents 75,000 shares of Common Stock held directly and 75,000 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022.

(8)Represents 60,000 shares of Common Stock held directly and 50,000 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022.

(9)Represents 21,295 shares of Common Stock held directly, 46,782 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022, and 26,732 RSU's and PSU's that will become vested (or may become vested) within 60 days of March 21, 2022.

(10)Represents 618,211 shares of Common Stock held directly, 2,171,971 shares held indirectly, 1,599,354 shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2022, and 148,660 RSU's and PSU's that will become vested (or may become vested) within 60 days of March 21, 2022. Business address for each of the directors and executive officers is c/o InfuSystem Holdings, Inc., 3851 W. Hamlin Road Rochester Hills, Michigan 48309.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company's Board of Directors and Audit Committee are responsible for reviewing and approving all transactions involving the Company and "related parties" (generally, directors, executive officers and stockholders owning five percent or greater of the Company's outstanding stock and their immediate family members). The Board of Directors and Audit Committee approve all related party transactions in advance. The Board of Directors and Audit Committee consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Board of Directors or the Audit Committee will participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is the related person. The Board of Directors and Audit Committee will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined in good faith. The Board of Directors and Audit Committee will review all related party transactions annually to determine whether it continues to be in the Company's best interests.

Related Party Transactions

The Company does not have any related party transactions required to be reported under Item 404(d) of Regulation S-K.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities during the fiscal year ended December 31, 2021. The report is not deemed to be “soliciting material” or “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial reporting process, principles and internal controls as well as preparation of the Company’s consolidated financial statements.

In fulfilling its responsibilities, the Audit Committee appointed independent registered public accounting firm BDO USA, LLP (the “Auditor”) for the fiscal year ended December 31, 2021. The Audit Committee reviewed and discussed with the Auditor the overall scope and specific plans for their audit. The Audit Committee also reviewed and discussed the Company’s audited consolidated financial statements and the adequacy of the Company’s internal controls with management and with the Auditor. The Audit Committee met with the Auditor, without management present, to discuss the results of the Auditor’s audits and the overall quality of the Company’s financial reporting.

The Audit Committee monitored the independence and performance of the Auditor, as well as discussed with the Auditor the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board, or PCAOB. The Auditor has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the Auditor’s communications with the Audit Committee regarding independence and the Audit Committee has discussed Auditors’ independence with the Auditor and management. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The Audit Committee has the sole authority to appoint the independent registered public accounting firm. As discussed in Proposal 3, the Audit Committee has determined that it is in the best interests of the Company and its stockholders to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the Auditor, as its independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Audit Committee

Paul Gendron, Chairman
Darrell Montgomery
Christopher Sansone

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following presents aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020 by BDO USA, LLP (“BDO”), the Company’s current independent registered public accounting firm.

Audit Fees

There were $549,304 and $515,122 in audit fees billed by BDO for the fiscal years ended December 31, 2021 and 2020, respectively. These fees were for professional services rendered for audits of the annual consolidated financial statements for the years ended December 31, 2021 and 2020 and for reviews of the Company’s quarterly reports on Form 10-Q and proxy statement.

Audit-Related Fees

There were $27,353 and $23,500 in 401(k) audit-related fees for the fiscal years ended December 31, 2021 and 2020, respectively. Additionally, there were $25,180 of audit-related fees for internal controls services outside the scope of the audit of the annual consolidated financial statements for the fiscal year ended December 31, 2021.

Tax Fees

BDO billed $0 and $139,651 for tax fees for the fiscal years ended December 31, 2021 and 2020, respectively. Tax fees billed were for professional services rendered in connection with tax compliance, tax advice and tax planning.

All Other Fees

There were no other fees for the fiscal years ended December 31, 2021 and 2020.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and set of procedures for pre-approving all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The policy requires pre-approval of all services rendered by the Company’s independent registered public accounting firm either as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis. All of the audit and non-audit services described herein were pre-approved by the Audit Committee.

The services provided for 2021 and 2020 were for audit services, audit-related services and tax services, as described above.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL STOCKHOLDERS MEETING

Stockholder proposals to be considered for inclusion in the Company’s proxy statement and proxy card for the 2023 Annual Stockholders Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company’s Secretary at the Company’s principal executive offices located at 3851 Hamlin Road, Rochester Hills, Michigan 48309 no later than December 5, 2022.

Stockholder proposals that are not made pursuant to Rule 14a-8 must comply with the advance notice provisions contained in the Company’s Amended and Restated Bylaws, which provide that such proposals must be submitted in writing to the Company’s Secretary at the Company’s principal executive offices located at 3851 Hamlin Road, Rochester Hills, Michigan 48309 no earlier than 90 days (February 16, 2023) and no later than 60 days (March 18, 2023) prior to the anniversary date of the 2022 Annual Meeting or they will be considered untimely.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Proxy Services, C/O Computershare Investor Services, P.O. Box 505008, Louisville, KY 40223-9814 (regular mail), Computershare Investor Services, 462 South 4th Street Suite 1600, Louisville, KY 40202 (Overnight mail); or by telephone at 1-800-522-6645. If your stock is held through a broker, bank or other nominee and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker, bank or other nominee. Conversely, multiple stockholders sharing a single address may request delivery of a single copy of proxy statements or annual reports in the future by contacting, in the case of registered stockholders, Proxy Services, C/O Computershare Investor Services, P.O. Box 505008, Louisville, KY 40223-9814 (regular mail), Computershare Investor Services, 462 South 4th Street Suite 1600, Louisville, KY 40202 (overnight mail); or by telephone at 1-800-522-6645, or, in the case of stockholders holding their stock though a broker, bank or other nominee, by contacting such broker, bank or other nominee.

GENERAL

Management does not intend to bring any business before the Meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote on these other matters in their discretion, subject to compliance with Rule 14a-4(c) under the Exchange Act.

A copy of the Company’s most recent Annual Report on Form 10-K and Code of Business Conduct and Ethics Policy is available on the "Governance" page of the Company’s website at www.infusystem.com or can be made available without charge upon written request to: InfuSystem Holdings, Inc. 3851 W. Hamlin Road, Rochester Hills, Michigan 48309, Attn: Corporate Secretary.

OTHER INFORMATION

Proxies are being solicited by our Board of Directors. We will bear the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person, or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies will include the cost of preparing, printing, and mailing this proxy statement, the notice and any other information we send to stockholders. In addition, we must pay banks, brokers, custodians and other persons representing beneficial owners of shares held in street name certain fees associated with:

•Forwarding printed proxy materials by mail to beneficial owners; and

•Obtaining beneficial owners’ voting instructions.

If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact:

(Regular Mail)
Proxy Services
C/O Computershare Investor Services
P.O. BOX 505008
Louisville, KY 40233-9814

(Overnight Mail):
Computershare Investor Services
462 South 4th Street
Suite 1600
Louisville, KY 40202
Stockholders Call Toll-Free at: +1 (800) 522-6645

BY ORDER OF THE BOARD OF DIRECTORS

Jeanie Latz
Corporate Secretary
InfuSystem Holdings, Inc.

Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1 U P X Mark here to vote FOR all nominees 01 - Ralph Boyd 02 - Richard DiIorio 03 - Paul Gendron 04 - Carrie Lachance 05 - Gregg Lehman 06 - Christopher Sansone 07 - Scott Shuda Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________________________________ Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03L2KA + + 2. Approval, on an advisory basis, of the Company’s executive compensation. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.B q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2022 Annual Meeting Proxy Card i nds a vote FOR all the nominees listed; FOR Pr posals 2 and 3.A Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting. 3. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022. For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 M M M M M M M M M MMMMMMMMMMMMMMM 5 3 1 1 5 9 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # ∆ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/INFU or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/INFU Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/INFU Notice of 2022 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 17, 2022 The undersigned hereby appoints Scot Hill and Jeanie Latz and each of them, as proxies, each with full power of substitution, for and on behalf of the undersigned and authorizes them to represent and to vote, as directed and permitted herein, all shares of InfuSystem Holdings, Inc. Common Stock held of record by the undersigned at the Annual Meeting of Stockholders of InfuSystem Holdings, Inc. to be held virtually via the internet at meetnow.global/M5S5JUS on Tuesday, May 17, 2022 at 9:00 a.m. (EST), and at any adjournments or postponements thereof upon matters set forth in the proxy statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. This proxy revokes all prior proxies given by the undersigned stockholder. This proxy, when properly executed, will be voted in the manner directed on the reverse hereof by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (I) FOR THE NOMINEES FOR DIRECTOR LISTED, (II) FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION AND (III) FOR RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022. IF ANY OTHER MATTERS COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THE PERSONS NAMED AS PROXIES WILL VOTE IN THEIR DISCRETION. (Items to be voted appear on reverse side) Proxy — INFUSYSTEM HOLDINGS, INC. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Non-Voting ItemsC + + Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and 2022 Annual Report are available at: http://www.InfuSystem.com The 2022 Annual Meeting of Shareholders of InfuSystem Holdings, Inc. will be held on Tuesday, May 17, 2022 at 9:00 a.m., Eastern Time, virtually via the internet at meetnow.global/M5S5JUS. To access the virtual meeting, you must have the 15 digit number that is printed in the shaded bar located on the reverse side of this form.